Exhibit 99.1

NEWS RELEASE

Rambus Signs Comprehensive Agreement with Samsung Electronics

Ten-year agreement enables broad adoption of Rambus technologies for inclusion into Samsung products

SEOUL, KOREA and SUNNYVALE, CA — January 5, 2014 — Samsung Electronics and Rambus Inc. (NASDAQ:RMBS), the innovative technology solutions company that brings invention to market, today announced the companies have signed a comprehensive 10-year license agreement. The agreement extends the existing relationship between the companies, providing Samsung with access to Rambus’ innovative technologies for inclusion in Samsung ICs. The agreement requires quarterly royalty payments to Rambus of $15 million per quarter for the first five years, with an initial payment of $22 million for the fourth quarter of 2013. Payments in the second five-year period are variable and subject to market-related factors. The agreement further provides Samsung access to Rambus’ security technologies in system devices such as smart phones, tablets, and set-top boxes. The agreement is set to terminate in 2023. Other terms and details are confidential.

“This new10-year agreement symbolizes our ability to add value to Samsung through our core memory and security technologies,” said Dr. Ron Black, president and chief executive officer at Rambus. “Extending this relationship for a longer term gives us the ability to work with the broader industry on a variety of exciting technology initiatives.”

Rambus continues to explore and innovate in the area of new memory architectures. Working with industry leaders like Samsung positions Rambus inventions for broad market adoption. For additional information on Rambus and its memory, interface and security technologies, visit rambus.com.

Rambus management will host a conference call tomorrow, January 6, 2014 at 5:30am PT to discuss this agreement. The call will be available online at investor.rambus.com. A replay will be available following the call on the Rambus Investor Relations website for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID# 30212062.

About Rambus Inc.

Rambus is the innovative technology solutions company that brings invention to market. Unleashing the intellectual power of our world-class engineers and scientists in a collaborative and synergistic way, Rambus invents, licenses and develops solutions that challenge and enable our customers to create the future. While best known for creating unsurpassed semiconductor memory architectures, Rambus is also developing world-changing products and services in security, and advanced LED lighting and displays. Additional information is available at rambus.com.

About Samsung Electronics Co., Ltd.

Samsung Electronics Co., Ltd. is a global leader in technology, opening new possibilities for people everywhere. Through relentless innovation and discovery, we are transforming the worlds of televisions, smartphones, personal computers, printers, cameras, home appliances, LTE systems, medical devices, semiconductors and LED solutions. Samsung employs 236,000 people across 79 countries with annual sales of US$187.8 billion.

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Press contact:

Darah Roslyn or Anna Vaverka

Schwartz MSL for Rambus

(415) 512-0770

rambus@schwartzmsl.com